UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2013

Commission file number 001-16111

GLOBAL PAYMENTS INC.
(Exact name of registrant as specified in charter)

Georgia	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 Glenlake Parkway, North Tower, Atlanta, Georgia	30328-3473
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (770) 829-8000

NONE

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 12, 2013, the Company entered into a Transition and Separation Agreement (the “Separation Agreement”) with Suellyn P. Tornay, the Company’s former Executive Vice President, General Counsel and Corporate Secretary, which sets forth her severance benefits.  Ms. Tornay’s Employment Agreement with the Company dated June 1, 2001, as amended on January 1, 2009, was terminated as of December 12, 2013 and replaced by this Separation Agreement. The Separation Agreement provides that Ms. Tornay’s employment with the Company will end on May 30, 2014.  Pursuant to the Separation Agreement, Ms. Tornay will receive severance payments for 24 months following the termination of her employment at her base salary rate as disclosed in the Company’s 2013 Proxy Statement. Ms. Tornay will also receive her bonus payment for the Company’s 2014 fiscal year at target, as disclosed in the Company’s 2013 Proxy Statement, plus an additional payment equal to two times her target bonus payment for the Company’s 2014 fiscal year. The Separation Agreement further provides for the vesting of all of Ms. Tornay’s restricted stock, stock options and performance-based restricted stock incentive awards. In addition, Ms. Tornay has agreed not to compete with the Company for a period of 15 months following the termination of her employment and not to disclose confidential information or solicit the Company’s customers or recruit its employees during her employment and for a period of 24 months following the termination of her employment. Ms. Tornay has also agreed to cooperate with the Company following the termination of her employment in any transition matters.
A copy of the Separation Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements And Exhibits.
(d)     Exhibits.
10.1     Transition and Separation Agreement dated December 12, 2013, by and between the Company and Suellyn P. Tornay.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Payments Inc.
(Registrant)

By: /s/ David E. Mangum
Date: December 16, 2013
David E. Mangum
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description
10.1	Transition and Separation Agreement dated December 12, 2013, by and between the Company and Suellyn P. Tornay.